Exhibit 99.1

For more information, contact: Frank M. Jerneycic
Learning Care Group, Inc.
21333 Haggerty Road, Suite 300
Novi, MI 48375
248-697-9000

LEARNING CARE GROUP, INC. GENERATES PROFITS, CONTINUED GROWTH
FOR FISCAL 2005 — FIRST PROFITABLE YEAR SINCE 2000

NOVI, Mich, June 29, 2005 — Learning Care Group, Inc. (NASDAQ: LCGI) today announced operating results for the 12 weeks (fourth quarter 2005) and 52 weeks (fiscal 2005) ended April 1, 2005. The Company’s return to profitability (first positive annual net income since fiscal 2000) and continued strong comparable center revenues (centers opened more than 18 months) highlight the fiscal year end results.

Net revenue for fiscal 2005 increased $10.7 million, or 5.3%, from fiscal 2004 to $212.2 million. This increase was net of a reduction of $4.1 million due to an additional week in fiscal 2004 (53 weeks). Learning Center revenues increased $10.2 million or 5.2% from fiscal 2004, of which $4.9 million related to Childtime centers and $5.3 million related to Tutor Time centers revenue. Childtime and Tutor Time comparable center revenues increased 5.5% and 6.4%, respectively, for fiscal 2005. Franchise Operations revenue increased $0.5 million for fiscal 2005, primarily as a result of revenue increases experienced by the Company’s franchisees. Tutor Time franchisee-owned centers reported revenue of $130.1 million for fiscal 2005, an increase of 5.0% from the same period last year, with comparable center revenues increasing 7.0% over fiscal 2004. Fiscal 2005 systemwide sales grew to $335.0 million, an increase of 5.1% from fiscal 2004.

“We have made dramatic improvements in our operating performance and have returned the company to profitability,” stated Bill Davis, President and Chief Executive Officer. “In fact, our fourth quarter results, when compared to the same quarter in fiscal 2004, showed significant improvement despite one less week in the accounting calendar. Driven by strong comp revenue performance in each of our brands, we are pleased to see this momentum continuing into the first quarter of fiscal 2006.”

Net revenue for fourth quarter 2005 decreased $0.8 million or 1.5% from fourth quarter 2004 to $51.8 million. Net revenues were reduced by $4.1 million as a result of an additional week in fourth quarter 2004 (13 weeks). Learning Center revenue decreased $0.6 million, of which $0.4 million related to Childtime centers revenue and $0.2 million related to Tutor Time centers revenue. Childtime, Tutor Time and Tutor Time franchisee-owned centers reported comparable center revenues increased 6.6%, 6.8% and 8.2%, respectively, for the quarter.

Gross profit for fiscal 2005 increased $3.6 million, or 13.8%, from fiscal 2004 to $29.8 million. Gross profit for fiscal 2005 was 14.0% of net revenue, an improvement of 1.0% from 13.0% in 2004. These increases were a result of increased Learning Center Operations revenues, improved labor efficiency and increased Franchise Operations revenue.

Gross profit for fourth quarter 2005 increased $0.7 million, or 8.5%, to $8.9 million from the same period last year. Gross profit for fourth quarter 2005 was 17.1% of net revenue, an improvement of 1.6% from 15.5% in fourth quarter 2004.

Net income/loss for fiscal 2005 improved $4.1 million from fiscal 2004 to $3.1 million compared to a loss of ($0.9) million for fiscal 2004. The improvement was primarily attributable to increased gross profit of $3.6 million, a gain on sale of centers and vacant land of $0.7 million and increased contribution from discontinued operations of $0.6 million, partially offset by increased general and administrative expenses of $0.4 million, depreciation and amortization expenses of $0.4 million and provision for doubtful accounts of $0.2 million.

Net income for fourth quarter 2005 improved to $2.3 million from $1.5 million during the same period last year. The improvement was primarily attributable to increased gross profit of $0.7 million and an increase attributable to discontinued operations of $0.2 million, partially offset by increased depreciation and amortization expenses of $0.2 million and provisions for doubtful accounts of $0.2 million.

Fiscal 2005 income per share was $0.16 on a basic and $0.15 on a diluted basis, as compared to ($0.05) on a basic and diluted basis for fiscal 2004.

Fourth quarter 2005 income per share was $0.12 on a basic and $0.11 on a diluted basis, as compared to $0.07 on a basic and diluted basis for the same period last year.

“Now that we have strong foundations in place, we are pursuing a growth strategy focused on our Tutor Time franchise business,” explained Davis. “We are not only selling franchises to new prospects, we are also growing the number of locations for our existing franchise base. We are confident that this growth strategy, when partnered with our focus on continued operational excellence, will allow us to maximize profitable growth in the future.”

	Selected Income Statement Data
	(In thousands, except per share data)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended

	April 1, 2005	April 2, 2004	April 1, 2005	April 2, 2004

Revenue, net	$51,884	$52,678	$212,174	$201,463

Gross profit	$8,859	$8,165	$29,777	$26,166

Net income (loss)	$2,254	$1,452	$3,142	$(923)

Basic income (loss) per share	$0.12	$0.07	$0.16	$(0.05)

Diluted income (loss) per share	$0.11	$0.07	$0.15	$(0.05)

Selected Balance Sheet Data
(in thousands)

	April 1, 2005	April 2, 2004

Total Current Assets	$15,771	$16,191

Total Assets	$87,357	$85,619

Total Current Liabilities	$25,126	$28,133

Total Liabilities	$47,023	$48,613

Shareholders’ Equity	$40,334	$37,006

About Learning Care Group, Inc.
Learning Care Group, Inc. is the parent company of Tutor Time Child Care/Learning Centers and Childtime Learning Centers. As one of the nation’s premier child care providers, the Company has grown into a network of 459 centers, including operations in 25 states and internationally. For more information on the Learning Care Group please call 248-697-9000 or visit www.learningcaregroup.com.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.